Exhibit 4.2

GOLD ROYALTY CORP.

DIVIDEND REINVESTMENT PLAN

As a holder of common shares (the “Common Shares”) of Gold Royalty Corp. (the “Corporation”), you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan (the “Plan”). In addition, non-registered beneficial holders of Common Shares should refer to section 3.1 of this Plan.

If you are a shareholder of the Corporation, resident of the United States and have received this document, please see the prospectus relating to the Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the “Registration Statement”), filed or will be filed with the Securities and Exchange Commission (the “SEC”) for important information regarding the Plan. Participation in the Plan will be available to shareholders residing in the United States, subject to the Corporation filing a registration statement in the United States.

1.0 Purpose of the Plan

This Plan allows holders of Common Shares of the Corporation to purchase additional Common Shares by reinvesting their cash dividends (less any applicable withholding tax).

2.0 Summary of Principal Features of the Plan

The following provides a summary of certain principal features of the Plan:

●	Participants (as defined below) do not pay any costs or commissions in connection with purchases of Common Shares made under the Plan.

●	Full investment of all dividends to be received (less any applicable withholding taxes) is possible since whole and fractional Common Shares are credited to the Participant’s account.

●	The Corporation may limit the maximum number of Common Shares that may be issued under the Plan.

●	Statements of account will be mailed to Participants after each Dividend Payment Date (as defined below).

●	Reinvestment of cash dividends under the Plan does not affect a Participant’s Canadian tax liability in respect of any such dividend, which tax liability remains with the Participant. Participant’s should consult their own tax advisors regarding applicable Canadian or foreign tax matters relating to the Plan.

●	Shareholders that do not participate in the Plan will continue to receive cash dividends in the usual manner.

●	Shareholders can elect to participate or cease to participate in the Plan from time to time.

●	Common Shares issued as part of a Treasury Acquisition (as defined below) for distribution under the Plan may, at the sole discretion of the Corporation, be purchased at the Discount (as defined below). Common Shares acquired through Market Acquisitions (as defined below) for distribution under the Plan will be purchased at the prevailing trading prices.

3.0 Definitions

“Agent” means TSX Trust Company, or such other agent as is appointed by the Corporation from time to time to act as agent under the Plan;

“Average Market Price” has the meaning set out in Section 8.0 below;

“business day” means a day on which the office of the Agent in the City of Toronto, Ontario and the Listing Market is open for business;

“CDS” means CDS Clearing and Depository Services Inc, or its nominee in respect of Common Shares;

“CDS Participant” means a Nominee that is a participant in the CDS depository service, which includes securities brokers and dealers, banks, trust companies and other financial institutions that holds Common Shares under the Plan on behalf of Participants that are non-registered beneficial Shareholders;

“Corporation” means Gold Royalty Corp.;

“Discount” means the discount of up to (but not exceeding) 5% of the Average Market Price that the Corporation may determine, in its sole discretion, to apply to Treasury Acquisitions from time to time, such Discount to be announced by way of press release;

“Dividend Investment Period” means the period, after the Dividend Payment Date, in which the Agent purchases Common Shares under the Plan;

“Dividend Payment Date” means the date fixed by the Board of Directors of the Corporation upon which a dividend is paid by the Corporation;

“DRS Advice” means direct registration system advice, being a record of a security transaction affecting a Shareholder’s account;

“DTC” means Depository Trust Company;

“Enrollment Form” means the enrollment form for Participants under the Plan, in the form established from time to time;

“Listing Market” means the NYSE American (or any of its successors on which the Common Shares are then listed for trading) or any other stock exchange on which the Common Shares are listed;

“Market Acquisition” means a purchase of Common Shares on the facilities of, at the Corporation’s sole discretion, a Listing Market;

“Minimum Holdings” means the minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan, which minimum number will be determined by the Corporation from time to time in its sole discretion. As of the date of adoption of the Plan, the Minimum Holdings is one Common Share;

2

“Nominee” refers to an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers;

“Participant” means a Shareholder holding at least the Minimum Holdings who, on the applicable record date for a cash dividend, is:

(i)	a resident of Canada or the United States, or

(ii)	resident outside Canada or the United States, that is not prohibited under the law of the country in which it resides from participating in the Plan,

and who is otherwise eligible to participate in the Plan and elects to do so by, in the case of a registered Shareholder, completing and delivering the appropriate enrollment forms to the Agent or, in the case of a beneficial Shareholder, having a Nominee enroll on its behalf, as more particularly described in the Plan;

“Shareholder” means a registered holder of Common Shares or a beneficial owner of Common Shares, as the context requires;

“trading day” means a day on which a board lot of the Common Shares were traded on a Listing Market; and

“Treasury Acquisition” means a new issuance of Common Shares acquired by the Agent from the Corporation in accordance with the Plan.

3.1 Notice to Non-registered Beneficial Shareholders

Non-registered beneficial Shareholders of the Corporation’s Common Shares (i.e. Shareholders who hold their Common Shares through a Nominee, such as a broker) should consult with that Nominee to determine the procedures for participation in the Plan.

The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial Shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Plan Participants that are non-registered beneficial Shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Plan Participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered beneficial Shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Plan Participant exercising its right to terminate participation in the Plan.

3

With respect to Plan Participants that are non-registered beneficial Shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Plan Participants’ respective entitlement to the dividends used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Plan Participants hold Common Shares.

The crediting of fractional Common Shares in favour of non-registered beneficial Shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Plan Participant that is a non-registered beneficial Shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Plan Participant under the Plan in accordance with the Nominee’s usual practice.

Non-registered beneficial Shareholders who hold their Common Shares through a DTC participant should refer to Section 4.0 below.

4.0 Participation

(i)	Registered Shareholders. Except as described below, registered Shareholders are eligible to join the Plan at any time by enrolling some or all of their Common Shares and completing an Enrollment Form and sending it to the Agent within the deadlines noted below and at the address noted on the Enrollment Form as may be identified from time to time by the Agent.

(ii)	Beneficial Shareholders. Beneficial Shareholders whose Common Shares are not registered in their own name but instead are held through a Nominee, may only participate in the Plan if they:

(1)	transfer their Common Shares into their own name and enroll directly in the Plan as a registered Shareholder; or

(2)	arrange for their Nominee to enroll in the Plan on their behalf.

The Nominee will be responsible for causing separate instructions to be delivered to the Agent regarding the extent of its participation in the Plan on behalf of beneficial Shareholders. DTC has indicated that effective March 31, 2014, it will no longer be participating in dividend reinvestment plans for Canadian issuers. As a result, DTC participants will be required to withdraw their securities from DTC and deposit them with Clearing and Depository Services, Inc. or have them registered in customer name in order to participate in the Plan. A CDS Participant must, on behalf of the non-registered beneficial Shareholder, advise CDS of such Shareholder’s participation in the Plan by no later than a record date for a particular Dividend Payment Date. CDS will, in turn, notify the Agent no later than 5:00pm (Toronto time) on the record date of such Shareholder’s participation in the Plan.

(iii)	Non-Canadian Resident Shareholders. Shareholders resident outside of Canada and the United States may participate in the Plan unless prohibited by the law of the country in which they reside. Cash dividends to be reinvested for Participants resident outside of Canada will be reduced by the amount of any applicable withholding taxes. Neither the Corporation or Agent will have any duty to inquire to the residency status of the Shareholder, nor will the Corporation or Agent be required to know the residency status of a Shareholder, other than as notified by a Shareholder. Notwithstanding the foregoing as part of the enrollment process, the Corporation or the Agent may request additional information or confirmations, including an opinion of legal counsel, from such non-Canadian resident Shareholders to ensure that enrollment is not prohibited by the law of the country in which they reside.

4

(iv)	Time of Enrollment. A registered Shareholder will become a Participant with regard to the reinvestment of dividends on the first Dividend Payment Date following receipt by the Agent of a duly and properly completed Enrollment Form provided that the Enrollment Form is received no later than 5:00 pm (Toronto time) five (5) business days before the record date for the dividend payable on such Dividend Payment Date. If an Enrollment Form is received by the Agent less than five (5) business days prior to the record date for the dividend payable on such Dividend Payment Date, that dividend will be paid in the usual manner and the Participant will be enrolled for the next occurring Dividend Payment Date. A beneficial Shareholder will become a Participant when a Nominee has enrolled in the Plan on its behalf through a registered Shareholder.

(v)	Common Shares Participating. Under the terms of the Plan, Participants may direct the Agent to reinvest cash dividends on all or a portion of the Common Shares registered in their name. If Participants purchase additional Common Shares outside of the Plan that they wish enrolled in the Plan, they should contact the Agent to ensure that those Common Shares are enrolled in the Plan, as newly acquired Common Shares may not be automatically enrolled in the Plan.

(vi)	Ongoing Enrollment. Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

(vii)	Deemed Confirmations. By enrolling in the Plan, whether directly as a registered Shareholder or indirectly as a beneficial Shareholder through a Nominee, a Participant is deemed to have:

(1)	represented and warranted to the Corporation and the Agent that they are eligible to participate in the Plan;

(2)	appointed the Agent to receive from the Corporation, and directed the Corporation to credit the Agent with, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a beneficial Shareholder enrolled indirectly through a Nominee, that is enrolled on its behalf in the Plan;

(3)	authorized and directed the Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

(4)	acknowledged and agreed to the limitations on liability as set out in Section 17.0 of the Plan.

(viii)	Non-Assignable and Non-Transferable. The right to participate in the Plan is not assignable by a Participant. Common Shares in the Plan may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by a Participant while such Common Shares remain in the Plan. A Participant who wishes to sell, transfer, pledge, hypothecate, assign or otherwise dispose of all or any portion of their Common Shares in the Plan must first withdraw such Common Shares from the Plan as set out in Section 12.0 of the Plan.

5

(ix)	Right to Deny Participation. The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations. The Corporation reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

(x)	Enrollment Forms. Enrollment Forms may be obtained from the Agent at any time by following the instructions on the Corporation’s website at www.goldroyalty.com.

(xi)	Use of Funds. All funds received by the Agent under the Plan will be applied to the purchase of Common Shares in accordance with the Plan. In no event will interest be paid to Participants on any funds held for investment under the Plan.

(xii)	Notification of Sale or Transfer. If a Participant sells or transfers all of his or her Common Shares held in registered/certificated form that are enrolled in the Plan, the Agent will continue to invest the cash dividends on such Common Shares for the benefit of the Participant until a notice of termination is received by the Agent from the transferor of such Common Shares as the right to participate in the Plan is non assignable or transferable.

5.0 Costs

There is no brokerage commission payable by Participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation. A Participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent. Participants who enroll through a Nominee may be subject to costs and charges by their Nominee.

6.0 Market Acquisitions, Treasury Acquisitions and Use of Proceeds

The Common Shares acquired by the Agent under the Plan will be, at the Corporation’s sole discretion, either a Treasury Acquisition, a Market Acquisition or any combination thereof. Proceeds received by the Corporation from the issuance of Common Shares under the Plan through a Treasury Acquisition will be used for general corporate purposes.

7.0 Method of Purchase

(i)	Application of Dividends. Cash dividends payable on the Common Shares registered in the Plan (less any applicable withholding taxes), and which includes Common Shares distributed under the Plan, will be applied automatically by the Agent in each Dividend Investment Period to the purchase of Common Shares for the Participant by way of a Treasury Acquisition or a Market Acquisition, as determined by the Corporation in its sole discretion.

6

(ii)	Participant’s Account. Upon investment of the cash dividends, a Participant’s account will be credited with the number of Common Shares, including fractions computed to three decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such Participant divided by the purchase price for the Common Shares. Subject to Section 3.1, full reinvestment of all dividends received under the Plan (less any applicable withholding taxes) is possible as whole and fractional Common Shares are credited to a Participant’s account. The rounding of any fractional interest is determined by the Agent in its sole discretion.

(iii)	Registration of Common Shares. Common Shares issued pursuant to the Plan will be registered in the name of the Agent or its successors as agent for the registered Shareholder Participants.

8.0 Price of Common Shares Purchased under the Plan

The Corporation does not control the price of Common Shares acquired under the Plan. The price (the “Average Market Price”) at which the Agent will purchase new Common Shares during the Dividend Investment Period will be:

(i)	in the case of a Treasury Acquisition, the volume weighted average price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on a Listing Market on the five (5) trading days preceding a Dividend Payment Date, less any applicable Discount;

(ii)	in the case of a Market Acquisition, the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of Participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan (the “Market Share Purchase Price”). The Agent will acquire the applicable aggregate number of Common Shares by Market Acquisition as soon as practicable and in any event within five (5) trading days after the Dividend Payment Date unless otherwise directed by the Corporation. The determination of which Listing Market to be used for purposes of Market Acquisitions will be made by the Corporation; or

(iii)	in the case of a combination of both Treasury Acquisitions and Market Acquisitions, the price of the additional Common shares purchased by the Agent for the benefit of the Participants will be the average of the volume weighted average of the Market Share Purchase Price and the Average Market Price.

The determination of the Average Market Price and the Average Market Price after any applicable Discount in respect of a Treasury Acquisition will be made by the Corporation and the Corporation will advise the Agent.

9.0 Limit on Reinvestments in Certain Events

The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

7

10.0 Statements of Account

The Agent will maintain an account only for registered Shareholder Participants. Where a beneficial Shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a beneficial Shareholder Participant with confirmation of the purchase of Common Shares under the Plan.

A statement of account will be mailed by the Agent to each registered Participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered Shareholder Participant’s Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered Shareholder Participant. These statements are a registered Shareholder Participant’s continuing record of the cost of purchases and should be kept for tax purposes as the registered Shareholder Participant is solely responsible for retaining such statements. In addition, each registered Shareholder Participant will receive the appropriate information annually for reporting dividends for tax purposes.

11.0 Share Certificates/DRS Advices

Registered Shareholder Participants who require a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a DRS Advice and/or certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent at least five (5) business days before a record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered Shareholder Participant’s account will not commence until after the reinvestment has been completed. No DRS Advice or certificate will be issued for a fraction of a Common Share. A DRS Advice or certificate will generally be issued within three (3) weeks of receipt by the Agent of a Participant’s written request. A request for a DRS Advice or certificate for whole Common Shares must be made for the greater of (i) all Common Shares held by the Participant under the Plan and (ii) ten (10) Common Shares. A beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a Common Share DRS Advice or certificate.

Plan accounts are maintained in the names in which the registered Shareholder Participants enrolled in the Plan. DRS Advices and certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Any subsequent dividends paid in respect of the new Common Shares registered as DRS Advices or certificates will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant’s account will continue to have cash dividends reinvested pursuant to the Plan.

8

12.0 Termination of Participation in the Plan

The following provisions apply in respect of registered Shareholder Participants. Beneficial Shareholders who are Participants should refer to Section 3.1 of this Plan and contact their Nominee to determine the procedures for terminating their participation in the Plan.

(i)	Termination by Participant. Participation in the Plan may be terminated by completing the termination portion of a Participant’s statement of account and delivering it to the Agent, signed by the registered Shareholder Participant, at least five (5) business days before the record date for a Dividend Payment Date. If a Participant wishes to sell Common Shares held in the Plan, a Participant must first withdraw the Common Shares from the Plan as set out in this section 12.0(i). If a participant withdraws less than all of their Common Shares, the participation of the participant in the Plan will continue in respect of the Common Shares remaining in the Plan.

(ii)	Death of Participant. Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the Participant from such Participant’s duly appointed legal representative.

(iii)	Termination by Corporation if No Minimum Holdings. The Corporation reserves the right to terminate participation in the Plan if the Participant does not satisfy the Minimum Holdings requirements.

(iv)	DRS Advices or Certificates. Upon termination, a Participant (or the estate of a deceased Participant) will receive a DRS Advice or certificate for the whole Common Shares held in the Participant’s account. The Agent does not provide cash in lieu of any whole Common Share held for Participants. Requests for the issuance of a DRS Advice or certificate to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(v)	Fractional Shares. Upon termination, a Participant (or the estate of a deceased Participant) will receive a cash payment for any fraction of a Common Share held in the Participant’s account. All cash payments in respect of fractional Common Shares will be calculated based on the closing price of the Common Shares on the applicable Listing Market on the date prior to the effective date of the termination. Requests for cash payment for a fraction of a share to the estate of a deceased Participant must be accompanied by appropriate documentation as determined by the Corporation.

(vi)	Comingling. Common Shares in a Participant’s account held pursuant to the Plan that are sold as part of a termination may be commingled with Common Shares of other terminating Participants, in which case, the proceeds to each terminating Participant will be based on the average sale price of all Common Shares so commingled and sold on the same day, less brokerage commissions.

(vii)	Processing Terminations. If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date the request will be processed within three (3) weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the applicable Dividend Investment Period.

9

(viii)	Sale of Common Shares. A Participant may request the sale of all or some of the Common Shares held for his or her account pursuant to the Plan by delivering it to the Agent at least five (5) business days before the record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered Shareholder Participant account will not commence until after the reinvestment for such Dividend Payment Date has been completed. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Agent, from time to time. The Participant will be charged a commission by the broker-dealer for the sale of the Common Shares, which commission will be deducted from the cash proceeds of the sale to be paid to the Participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, transfer taxes and withholding taxes, if any, will be paid to the Participant by the Agent.

(ix)	Dividends on Termination. After termination, all cash dividends will be paid in cash to the registered holder of the Common Shares and not to the Agent.

(x)	Currency. Payments in respect of a termination will be made in U.S. currency.

13.0 Participation by Insiders and Employees

Insiders and employees of the Corporation may elect to participate in the Plan, provided however such persons may only submit an Enrollment Form and may only vary or terminate their participation in the Plan when they are not subject to a blackout period under the Corporation’s Disclosure, Confidentiality and Insider Trading Policy.

14.0 Rights Offerings

If the Corporation makes available to registered holders of Common Shares any rights to subscribe for additional Common Shares or other securities, rights and certificates will be forwarded by the Agent to registered Shareholder Participants in the Plan in proportion to the number of whole Common Shares being held for them in order to facilitate the exercise of such rights by the Participants. A beneficial Shareholder Participant who holds Common Shares indirectly through a Nominee should contact its Nominee to determine how such rights will distributed. Such rights will not be made available for any fraction of a Common Share held for a Participant.

15.0 Common Share Dividends, Share Splits and Consolidations

Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the Participant’s account based on the whole and fractional Common Shares being held for the Participant in the Plan, subject to Section 3.1 for non-registered beneficial Shareholders. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered Shareholder Participant’s account will be adjusted to account for the effect of such consolidation on the Common Shares. DRS Advices or certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in registered/certificated form by a Participant, will be delivered to the Participant in the same manner as to holders of Common Shares who are not participating in the Plan.

16.0 Common Share Voting

Whole Common Shares held for a Participant’s account under the Plan are voted in the same manner as Common Shares held in registered/certificated form. Participants will be provided with meeting materials in respect of Common Shares held for the Participant’s account in accordance with the requirements of securities laws applicable to the Corporation. Common Shares for which instructions are not received, will not be voted. A fractional Common Share does not carry the right to vote.

10

17.0 Responsibilities of the Corporation and the Agent

The Agent acts as agent for the Participants under the Plan pursuant to an agreement between the Corporation and the Agent which may be terminated by the Corporation upon 30 days written notice to the Agent and may be terminated by the Agent upon 90 days written notice to the Corporation. On each Dividend Payment Date, the Corporation will pay to the Agent on behalf of the Participants all cash dividends payable in respect of such Participants’ Common Shares (less any applicable withholding taxes). The Agent shall use such funds to purchase Common Shares for the Participants in accordance with the Plan. Common Shares purchased under the Plan will be registered in the name of the Agent, as agent for the Participants under the Plan.

An investment in Common Shares is subject to risks. Shareholders wishing to enroll in the Plan should carefully consider the risk factors set out in the Corporation’s Annual Information Form prior to enrolling. Participants should recognize that neither the Corporation nor the Agent can assure a profit or protect against a loss on Common Shares purchased under the Plan.

A Participant agrees that neither the Corporation nor the Agent shall be liable to a Participant for any act undertaken or omitted to be taken in good faith, including, without limitation, actions, damages, claims, liabilities, costs, expenses or losses for negligence, gross negligence or non-compliance with or breach of the terms of the Plan, and each Participant expressly disclaims any recourse in respect thereof. In the event that the Corporation or the Agent are found liable to a Participant, such liability shall be limited to the amount of dividends paid to such Participant during the 12 month period prior to any such claim leading to a finding of liability. In the event of a claim by any third party against the Corporation or the Agent that arises out of or relates to the Plan, the Participant will indemnify the Corporation and the Agent from all such claims, liabilities, damages, costs and expenses, including, without limitation, reasonable legal fees, except to the extent finally determined to have resulted from the intentional, deliberate or fraudulent misconduct of the Corporation. In no event shall the Corporation be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). For purposes of this section, the term the Corporation shall include its associated and affiliated entities and their respective partners, directors, officers and employees. The provisions of this section shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

(i)	with respect to any failure by a Nominee to enroll or not enroll in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(ii)	with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

11

(iii)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death, including all necessary documentation;

(iv)	with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a Participant, and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

(v)	with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(vi)	with respect to any determination made by the Corporation or the Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements; or

(vii)	with respect to any taxes or other liabilities payable by a Shareholder in connection with its Common Shares or its participation in the Plan.

18.0 Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan will be subject to the prior approval of a Listing Market. All Participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, DRS Advices or certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with Section 12.0. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon except applicable withholding taxes, if any).

19.0 Governing Law, Compliance and Rules

The Plan shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The operation and implementation of the Plan is subject to compliance with all applicable legal requirements including:

(i)	obtaining all necessary regulatory approvals;
(ii)	compliance with all applicable registration and prospectus exemptions;
(iii)	compliance with the requirements of a Listing Market; and
(iv)	compliance with limits on the number of Common Shares issuable under the Plan.

The Corporation and the Agent may also from time to time adopt and implement rules and regulations to facilitate the administration of the Plan. The Corporation reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

20.0 Currency

All monetary amounts identified in the Plan are in U.S. dollars, unless otherwise expressly stated.

12

21.0 Income Tax Considerations

A summary of certain Canadian federal income tax considerations and a summary of the principal United States federal income tax considerations is attached to this Plan; however Shareholders should consult their tax advisors about the tax consequences which will result from their participation in the Plan. The summaries are of a general nature only and are not, and are not intended to be, legal or tax advice to any particular Participant under the Plan. The summaries are not exhaustive of all federal income tax considerations that may be applicable to Participants. Accordingly, Participants should consult their own tax advisors with respect to the tax consequences applicable to them having regard to their own particular circumstances.

22.0 Notices

All notices required to be given to a Participant in the Plan will be delivered to the Participant at the most recent address shown on the records of the Corporation maintained by the Agent, or, in the case of beneficial Shareholder Participants who holds Common Shares indirectly through their respective Nominee. All communications to the Agent and requests for forms or information regarding the Plan, should be directed to the Agent by phone, mail, fax or e-mail to:

BY PHONE:	Toll free in North America: 1-866-600-5869 Toronto: 1-416-361-0930
BY FAX:	1-416-361-0470
BY EMAIL:	tsxtis@tmx.com
WEBSITE:	www.tsxtrust.com
BY MAIL:	TSX Trust Company 100 Adelaide Street West, Suite 301 Toronto, Ontario M5H 4H1

23.0 Effective Date

The effective date of the Plan is February 16, 2023.

13

DIVIDEND REINVESTMENT PLAN – TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Corporation, holds, and will hold, all Common Shares acquired under the Plan as capital property, and has cash dividends paid on Common Shares reinvested in Common Shares under the Plan or purchases Common Shares through optional cash payments.

This summary is based upon the current provisions of the Tax Act and the Regulations, and all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.

This summary does not apply to: (i) a Participant who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) a Participant that is a “specified financial institution”; (iii) a Participant an interest in which is a “tax shelter investment”; (iv) a Participant who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; (v) a Participant who has entered into or will enter into a “derivative forward agreement” with respect to their Common Shares (all as defined in the Tax Act); (vi) that is a partnership or trust; or (vii) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada. Such Participants should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances.

For the purposes of the Tax Act and the Regulations, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars including any dividends, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amount required to be included in the income of a Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Canadian Residents

This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Participant”).

All cash dividends paid on Common Shares that are reinvested on behalf of a Participant will generally be subject to the tax treatment normally applicable to taxable dividends (including “eligible dividends” as defined in the Tax Act) from a “taxable Canadian corporation”, as defined in the Tax Act. For example, in the case of a Resident Participant who is an individual, such dividends will be subject to the normal gross- up and dividend tax credit rules or, in the case of a Resident Participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Resident Participant.

14

If cash dividends are reinvested in Common Shares for a Resident Participant under the Plan in a Treasury Acquisition, and if the Corporation determines to issue such Common Shares at a discount of up to 5%, at the discretion of the Corporation, from the fair market value of the Common Shares at the time of issuance, such discount should not give rise to a taxable benefit under the Tax Act to such Resident Participant.

A Resident Participant should not realize any taxable income when the Resident Participant receives certificates, or DRS Advice if applicable, for whole Common Shares credited to the Resident Participant’s account, whether upon the Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

The cost to a Resident Participant of Common Shares acquired under the Plan will be the price paid for such shares by the Resident Participant. For the purpose of computing the adjusted cost base of such shares to the Resident Participant, the cost of such shares will be averaged with the adjusted cost base of all Common Shares held by the Resident Participant as capital property.

A Resident Participant may realize a capital gain or capital loss on the disposition of Common Shares acquired through the Plan.

Non-Residents of Canada

This portion of the summary is generally applicable to a Participant under the Plan who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not use or hold and is not deemed to use or hold Common Shares in the course of carrying on business in Canada (a “Non-Resident Participant”). Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

All cash dividends paid on Common Shares that are reinvested on behalf of a Non-Resident Participant will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Participant is entitled under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident. For example, where a Non-Resident Participant is a U.S. resident entitled to the full benefits under the Canada-U.S. Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

As described under “Canadian Residents”, if cash dividends are reinvested in Common Shares for a Non- Resident Participant under the Plan in a Treasury Acquisition, and if the Corporation determines to issue such Common Shares at a discount of up to 5%, at the discretion of the Corporation, from the fair market value of the Common Shares at the time of issuance, such discount should not give rise to a taxable benefit under the Tax Act to such Non-Resident Participant.

A Non-Resident Participant should not realize any taxable income when the Non-Resident Participant receives certificates, or DRS Advice if applicable, for whole Common Shares credited to the Non-Resident Participant’s account, whether upon the Non-Resident Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

15

A Non-Resident Participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless those Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Participant at the time of the disposition and the Non-Resident Participant is not entitled to relief under any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.

Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act), the Common Shares generally will not constitute “taxable Canadian property” of a Non-Resident Participant at the time of the disposition unless, at any time during the 60-month period immediately preceding the disposition both of the following conditions are met: (a)(i) the Non-Resident Participant, (ii) persons with whom the Non-Resident Participant did not deal at arm’s length, (iii) partnerships in which the Non-Resident Participant or a person described in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) one or any combination of persons or partnerships described in (a)(i) to (a)(iii), owned 25% or more of the issued shares of any class of the capital stock of the Corporation, and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” (as defined in the Tax Act); (iii) “timber resource properties” (as defined in the Tax Act); and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii), whether or not the property exists. Non-Resident Participants whose Common Shares are, or may be, taxable Canadian property should consult their own tax advisors.

In July 2017, the NYSE MKT, which was listed by the Department of Finance (Canada) as a “designated stock exchange”, was rebranded as NYSE American. The Department of Finance (Canada) has not yet confirmed that NYSE American is a “designated stock exchange” for purposes of the Tax Act. As a result, it is not clear whether the Common Shares will be considered as being listed on a “designated exchange” for purposes of the Tax Act. In these circumstances, the Common Shares will be “taxable Canadian property” for purposes of the Tax Act if, at any particular time during the last 60-months, more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as that term is defined in the Tax Act), (iii) “timber resource properties” (as that term is defined in the Tax Act) and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

16

●	an estate whose income is subject to United States federal income tax regardless of its source; or

●	a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON−UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% tax imposed on certain net investment income. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

●	insurance companies;

●	tax-exempt organizations (including private foundations), qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

●	banks and other financial institutions;

●	brokers or dealers in securities or currencies;

●	regulated investment companies;

●	real estate investment trusts;

●	U.S. Participants that hold, or will hold, Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

●	persons that hold an interest in an entity that holds, or will hold, the Common Shares;

●	persons liable for alternative minimum tax or the corporate minimum tax;

●	controlled foreign corporations, passive investment companies, and shareholders of such corporations;

17

●	pass-through entities, including partnerships, entities and arrangements classified as partnership for U.S. federal income tax purposes, and beneficial owners of pass-through entities;

●	persons that have a “functional currency” other than the United States dollar;

●	persons that generally mark their securities to market for United States federal income tax purposes;

●	persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

●	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the Corporation’s common stock (by vote or value) for United States federal income tax purposes; and

●	United States expatriates.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Acquisition, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan, such as a case where a Discount is used to acquire such Common Shares. A U.S. Participant’s tax basis for Common Shares acquired through a Treasury Acquisition generally will equal the fair market value of such Common Shares on the dividend payment date, and such U.S. Participant’s holding period for the Common Shares will begin on the day after the Dividend Payment Date.

In the case of a Market Acquisition, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; Passive Foreign Investment Company Rules.” If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Backup Withholding Tax and Information Reporting.”

18

Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules”, a U.S. Participant that receives a distribution with respect to our Common Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Participant’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Participant is not a dividend because it exceeds the U.S. Participant’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Participant’s Common Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Participant’s Common Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Participants should expect all distributions to be reported to them as dividends. Distributions on our Common Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Participants at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “Passive Foreign Investment Company Rules”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Participant is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our Common Shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “Passive Foreign Investment Company Rules”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Participants, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

19

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules”, a U.S. Participant generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange, or other disposition of our Common Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange, or other disposition and such U.S. Participant’s adjusted tax basis in our Common Shares, as applicable. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Participants or long-term capital loss if, on the date of sale, exchange, or other disposition, our Common Shares were held by the U.S. Participant for more than one year. Any capital gain of a non-corporate U.S. Participant that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Common Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (i) at least 75% of its gross income is “passive income” (the “PFIC income test”) or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the “PFIC asset test”. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although the Corporation has not made a formal determination as to whether it was a PFIC for the taxable year ended September 30, 2022 and does not plan to make such a determination for subsequent years, the Corporation expects that it was a PFIC for the taxable year ended September 30, 2022, and expects that it will be a PFIC in subsequent years.

If we are a PFIC in any taxable year during which a U.S. Participant owns our Common Shares, a U.S. Participant could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Participant’s holding period for our Common Shares, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our Common Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Participant’s holding period for our Common Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Participant holds our Common Shares, we must generally continue to be treated as a PFIC by such U.S. Participant for all succeeding years during which such U.S. Participant owns our Common Shares, unless we cease to meet the requirements for PFIC status and the U.S. Participant makes a “deemed sale” election with respect to our Common Shares. If such election is made, the U.S. Participant will be deemed to sell our Common Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Participant’s Common Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Participant holds our Common Shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Participant would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Participant would not receive the proceeds of those distributions or dispositions. Each U.S. Participant is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Participant will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Common Shares if such U.S. Participant makes a valid “mark-to-market” election for our Common Shares. A mark-to-market election is available to a U.S. Participant only for “marketable stock.”

20

Our Common Shares will be marketable stock as long as they remain listed on the NYSE American and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Participant generally would take into account, as ordinary income each year, the excess of the fair market value of our Common Shares held at the end of such taxable year over the adjusted tax basis of such Common Shares. The U.S. Participant would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our Common Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Participant’s tax basis in our Common Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange, or other disposition of our Common Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange, or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our Common Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Participant may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Participant’s mark-to-market election for our Common Shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Participant were able to make a valid QEF Election. U.S. Participants should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record-keeping requirements or make available to U.S. Participants a PFIC Annual Information Statement or any other information such U.S. Participants require to make a QEF Election with respect to Gold Royalty or any of our subsidiaries that also is classified as a PFIC. Accordingly, it is expected that U.S. Participants will not be able to make a QEF Election with respect to us or our subsidiaries.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make an election or protective election.

Medicare Tax on Net Investment Income

Certain U.S. Participants who are individuals, estates or trusts are subject to an additional 3.8% U.S. federal income tax on all or a portion of their “net investment income”, which generally includes dividends (and constructive dividends) on the securities and net gains from the disposition of Common Shares. U.S. Participants that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Backup Withholding Tax and Information Reporting

U.S. Participants may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Common Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “- Passive Foreign Investment Company Rules”, each U.S. Participant who is a shareholder of a PFIC must file an annual report containing certain information.

Dividends on and proceeds from the sale or other disposition of our Common Shares may be reported to the IRS unless the U.S. Participant establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the U.S. Participant (i) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Participant’s U.S. federal income tax liability if the required information is furnished by the U.S. Participant on a timely basis to the IRS.

U.S. Participants should consult their own tax advisors regarding backup withholding tax and information reporting requirements relating to their participation in the Plan.

21